CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 28 to the Registration Statement (Form N-1A, No. 811-21569) of Pioneer Asset Allocation Trust, and to the incorporation by reference of our report, dated September 27, 2017, on Pioneer Solutions - Balanced Fund, Pioneer Solutions - Conservative Fund, and Pioneer Solutions - Growth Fund (three of the portfolios comprising the Pioneer Asset Allocation Trust) included in the Annual Reports to Shareholders for the fiscal year ended July 31, 2017.


		           /s/ Ernst & Young LLP


Boston, Massachusetts
November 21, 2017